UNITED STATES COURT OF FEDERAL CLAIMS
                                October 29, 2001

                                  No. 95-473 C

BANK UNITED OF TEXAS FSB, USAT           ) Winstar-related case; FIRREA; breach
HOLDINGS INC., HYPERION HOLDINGS INC.    ) of contract; damages; mitigation.
and HYPERION PARTNERS L.P.,              )
                                         )
         Plaintiffs,                     )
                                         )
   versus                                )
                                         )
UNITED STATES OF AMERICA,                )
                                         )
         Defendant.                      )

                         -------------------------------

     Walter B. Stuart, IV, Houston, TX, for plaintiffs. David T. Hedges, Jr., John D. Taurman, Karen Jewell, James A. Reeder, Jr., Tegan Flynn, Joseph E. Hunsader, Fred Williams and Michael Holmes, of counsel.

     John J. Hoffman, with whom were Acting Assistant Attorney General David W. Ogden, David M. Cohen and Jeanne E. Davidson, Washington, DC, for defendant. Colleen Conry, Teresa Kolb, Luke Levasseur, Jerome A. Madden and Marc Sacks, of counsel.

                                OPINION AND ORDER

   TURNER, Judge.

     This suit arises from the impact of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Pub. L. No. 101-73 (Aug. 9,
1989), on the savings and loan industry. Following the Supreme Court's decision in United States v. Winstar Corp., 518 U.S. 839 (1996), holding that FIRREA breached the government's contracts with three thrift institutions, this court - finding breach of a similar contract - granted summary judgment for plaintiffs on the issue of liability. Bank United of Texas v. United States, 49 Fed. Cl. 1
(1999) (Smith, C.J.). The case was then transferred to this judge for resolution of damages. A damages trial was held over a six-week period in September and October 1999, and final arguments were heard on February 7, 2000.

     The sole basis for damages sought by plaintiffs is alleged lost profits, although plaintiffs presented evidence concerning the cost of substitute capital in the event the court determined that law requiring mitigation of damages precluded recovery of lost profits.

     We conclude that plaintiffs are not entitled to lost-profit damages resulting from the contract breach but that they are entitled to damages of $8,826,783 for the proven costs incurred to mitigate the breach.

                                        I

     During the 1980's, there was widespread financial deterioration of the thrift industry leading to the insolvency of the Federal Savings and Loan Insurance Corporation (FSLIC) fund insuring deposits held by thrift institutions. In 1987, the thrift industry reported a net loss from operations of over $8 billion, and the reserves in the insurance fund had decreased to a negative $13.7 billion. Pl. Mem. (7/15/99) at 5. By the end of 1987, over 500 savings institutions were insolvent, including 117 in Texas. Pl. Br. (12/15/99) at 8; PX 460 at 24; PX 391 at BU942215. In 1988, the FSLIC insurance fund had a loss of $66 billion, bringing its total deficit to $75 billion. Pl. Br. (12/15/99) at 8.

     The FSLIC lacked the funds necessary to liquidate the insolvent thrifts. As an alternative, the FSLIC sought to merge failing thrifts with healthy thrifts or to attract private investors to purchase failed thrifts in exchange for regulatory forbearances.

     In February 1988, the Federal Home Loan Bank Board (FHLBB) and FSLIC promulgated the Southwest Plan to deal with problems faced by thrifts in the Southwest, especially in Texas. Pl. Mem. (7/15/99) at 5. In its 1988 Annual Report, the FHLBB wrote:

          The Board, well aware that thrift problems were concentrated in Texas, developed the Southwest Plan to deal with the situation while also proceeding to resolve the worst cases elsewhere. The Southwest Plan, formally introduced in February 1988, combined consolidation of an overbuilt thrift industry with attracting acquirers who would bring in strong management, new capital, and carry out a business plan aimed at cutting operating costs and ultimately reducing the high interest rates being paid on deposits.

Pl. Br. (12/15/99) at 8; PX 460 at 2.

     To attract outside investors, FSLIC made regulatory commitments to potential acquirers. Many of the deals had common features including (1) FSLIC providing cash or a promissory note in an amount equal to the difference between the book value of the institution's assets and its liabilities; (2) FSLIC agreeing to provide capital-loss coverage and yield maintenance payments for non-performing assets the acquirer agreed to liquidate on FSLIC's behalf, and
(3) FSLIC agreeing to forbear from enforcing certain regulations against the acquirer or to otherwise liberalize the application of regulations. PX 391 at BU942216-17.

     Such assisted transactions had advantages to the FDIC when compared with liquidation such as (1) maintaining goodwill, (2) requiring payment only for an insolvent thrift's deficit rather than the full amount of insured deposits, and
(3) reducing immediate cash payment by substituting a variety of other benefits including notes, capital-loss coverage, tax benefits, regulatory forbearances and interstate branching rights. These arrangements allowed FSLIC to resolve a greater number of thrifts with its limited resources than it could have through liquidation. Pl. Br. 12/15/99 at 9-10.

     An  assisted   transaction  having  a  number  of  features  attractive  to plaintiffs and to thrift regulators was negotiated and completed in late 1988.

                                       II

     A brief history of the plaintiffs and a description of the agreement between plaintiff Hyperion Partners L.P.1 and the government will assist in understanding the damages resolution.

     Plaintiffs are Hyperion Partners L.P., Hyperion Holdings Inc., USAT Holdings Inc. and Bank United of Texas FSB.

                                        A

     In 1988, Lewis Ranieri resigned his position as Vice Chairman at Salomon Brothers and with his associates Scott Shay2 and Salvatore Ranieri3 formed Hyperion Partners L.P. to make investments in the financial services, real estate and housing markets. Def. Br. (12/15/99) at 4; Def. Mem. (7/28/99) at 5; Pl. Br. (12/15/99) at 4, 10. The partnership was initially capitalized with $4.3 million from the general partner, Hyperion Ventures L.P., and obtained pledges for up to $430 million from the limited partners. JX 20 at BU603431-32.

     Prior to his involvement with Bank United, L. Ranieri had assisted the government in resolving problems with other thrifts. Tr. 235-39 (L. Ranieri). Between 1987 and 1990, L. Ranieri acted as an informal advisor to regulators of the thrift industry. Tr. 239 (L. Ranieri).

     L. Ranieri first became aware of the Southwest Plan in late 1987 or early 1988 when Danny Wall, Chairman of the FHLBB, made a presentation about the plan at an industry conference. Tr. 239-41 (L. Ranieri). Initially, L. Ranieri was not interested in participating because Hyperion Partners L.P. preferred to invest in healthy thrifts. Tr. 243 (L. Ranieri); Tr.

------------------------------

1 Hyperion Partners L.P. included a general partner, Hyperion Ventures L.P., organized by Lewis Ranieri, Salvatore Ranieri (Lewis' brother) and Scott Shay. The limited partners included various institutional and individual investors. The general partner contributed $4.3 million and the limited partners pledged total contributions of $430 million to the partnership. JX 20 at BU603431-32

2 Scott Shay was formerly in charge of Salomon Brothers' savings and loan merger-acquisition practice, as well as its mortgage banking corporate finance practice. Tr. 211-12 (L.Ranieri); Tr. 662 (Shay).

3 Salvatore Ranieri is a lawyer and investor and is the brother of Lewis Ranieri. Tr. 212 (L. Ranieri).

691-92 (Shay). Over the summer of 1988, however, Hyperion Partners L.P. began to consider investing in insolvent thrifts. Tr. 692-93 (Shay).

                                        B

     In the fall of 1988, Hyperion Partners L.P. bid on a number of savings and loan packages offered by the FSLIC and the FHLBB. Def. Mem. (7/28/99) at 6. Eventually, Hyperion Partners L.P. entered into negotiations to purchase a failed thrift named United Savings Association of Texas (Old United). Id.

     The parties wanted to complete the transaction by the end of 1988. There was a flurry of negotiations and document exchanges between Hyperion Partners L.P. and the regulators in December 1988.

     On December 13, 1988, Hyperion Partners L.P. submitted a draft regulatory forbearance letter to the FHLBB. PX 369. On December 16, 1988, Linda Plye, Director of the FHLBB Office of Regulatory Activities (ORA) , informed Hyperion Partners L.P. that it needed to submit (1) an acceptable business plan (pro forma financial statements and a detailed narrative) and (2) a complete, acceptable statement of need for each of the forbearances requested in connection with the proposed transaction (Justification Letter). Tr. 4097-98
(Plye); DX 824 at BU610152-53.

     On December 20, 1988, Hyperion Partners L.P. submitted its holding company application (MCA) for the acquisition of Old United, together with its business plan narrative and financial projections (pro formas) detailing the intended operating strategy for the thrift. DX 794A. Hyperion Partners L.P. submitted its second letter requesting forbearances also on December 20, 1988. DX 828. On December 21, 1988, Hyperion Partners L.P. submitted its justification for the forbearances.

     Hyperion Partners L.P. had created the holding company Hyperion Holdings Inc., wholly owned by Hyperion Partners L.P., to facilitate the acquisition of Old United. Hyperion Holdings Inc. owned all of the stock of another holding company, USAT Holdings Inc., which acquired the assets and assumed the liabilities of Old United on December 30, 1988. On that date, a new thrift institution, United Savings Association of Texas, FSB (USAT), was created to receive the assets and liabilities of Old United and to operate as a solvent bank. (USAT's name was changed to Bank United of Texas FSB in 1992, after a 1991 merger with a related institution created to facilitate acquisition of other thrifts). DX 1017,P. 7; Pl. Br. (12/15/99) at 13 n.2. For convenience, the terms USAT and Bank United are hereafter used interchangeably to designate the plaintiff bank.

                                        C

     The negotiations and document exchanges resulted in numerous agreements including (1) an acquisition agreement between FSLIC and Bank United, JX 9; (2) an assistance agreement between FSLIC and all plaintiffs, JX 10; (3) a warrant agreement between FSLIC and Bank United, JX 12; (4) a regulatory, capital-maintenance agreement between FSLIC and all plaintiffs, JX 13, and (5) an agreement for operating policies between FSLIC and Bank United, JX 14. Pl. Br. (12/15/99) at 13. In addition, the FHLBB approved the acquisition pursuant to a set of resolutions, JX 15, which included a forbearance letter to Hyperion Partners L.P. finalized on February 15, 1989, JX 11.

     As part of the December 1988 transaction, plaintiffs agreed to capitalize the new bank by infusing $200 million, including $90 million as traditional equity4 and $110 million as subordinated debt.

     Under the assistance agreement, FSLIC eliminated the "book value" and "market value" insolvency of Old United. JX 10; Tr. 2487-92 (Viitala). FSLIC also provided "coverage" on approximately 70 percent of the $5 billion of assets acquired from old United. This coverage was provided in two ways. First, FSLIC guaranteed that Bank United would recover a guaranteed yield on specific covered assets for a certain time. Tr. 2494-95, 2497-98 (Viitala); DX 1198; JX 10. Second, FSLIC protected Bank United from any capital losses on the sale or regulator-directed write down of the covered assets. Tr. 2492-94 (Viitala); JX 10.

     Under the forbearance arrangement, the government agreed that it would not enforce its minimum capital-ratio regulations against Bank United for ten years so long as Bank United was in compliance with a "Capital Plan," JX 11 at 1-2; Pl. Br. (12/15/99) at 14 n. 4, which had the following relevant provisions: Bank United's minimum capital-ratio requirement was to be 1.5 percent until the $110 million of subordinated debt was issued. After placement of the subordinated debt, the minimum capital-ratio requirement would increase to 2.0 percent. The required capital ratio would then "stair step" up by 0.5 percent at the end of each of the years two

------------------------------

4 Sixty million dollars came from a Hyperion Partners L.P. capital call sent down through Hyperion Holdings Inc. to USAT Holdings Inc. and then into Bank United as equity. DX 1017. Thirty million dollars came from a loan from Westinghouse Credit which was sent down through a series of loans to Hyperion Holdings Inc. and USAT Holdings Inc. which then infused the $30 million as equity into Bank United. DX 1017. (The Westinghouse Credit loan was repaid with a loan from the Bank of New York (BONY) on December 21, 1989. The BONY loan was repaid from proceeds of a sale of common stock of USAT Holdings Inc. to Prudential Insurance, Ameritech Pension and affiliates of Equitable Life). Thus, after Bank United was initially capitalized, $370 million remained of the $430 million committed by the limited partners when Hyperion Partners L.P. was formed. DX 883. The $110 million raised by the bank as subordinated debt was not part of the capital commitment. DX 883.

through ten until it reached the level required under then-current regulations. Pl. Br. (12/15/99) at 15; JX 11 at 2; PX 588; PX 600.

     The FHLBB's forbearance letter explicitly provided that the proceeds of the subordinated debt would be treated as equity in computing the bank's capital ratio (i.e., although the bank would incur real debt to obtain the $110 million, for the purpose of calculating the required capital ratio, such obligation would not be counted as a liability). JX 11, P. 1. The FHLBB resolution approving the merger also stated that the subordinated debt would be included in regulatory capital under then-existing regulations or successor regulations. JX 15 at 39-40; PX 600.

     Finally, the forbearance letter provided that the supervisory goodwill created by the transaction would count as regulatory capital to be amortized over 25 years. Tr. 262-63 (L. Ranieri); JX 11,P. 7(a). FSLIC agreed to pay Bank United the difference between the market value and the higher book value of certain assets which was calculated to be over $170 million and was to be paid to Bank United over several years. Pl. Br. (12/15/99) at 15. In order for the value of that FDIC commitment to be properly reflected on Bank United's books, the commitment had to be discounted to present value. Id. The difference between the discounted present value of payments from FSLIC and the face amount of the receivable constituted supervisory goodwill. Id. at 16. It was agreed that $34.9 million (later restated to $30 million), or the unamortized balance at a given time, would be counted as supervisory goodwill (i.e., as an asset with no off-setting liability) in the computation of the regulatory capital ratio. Id. at 16.

     On December 30, 1988, the acquisition of Old United, newly chartered as United Savings Association of Texas, FSB, was completed. Pl. Br. (12/15/99) at 12.

                                        D

     In summary of its principal, relevant terms, the transaction among FSLIC, FHLBB and plaintiffs provided (1) that plaintiffs would accomplish infusion of $200 million into the new bank ($90 million as equity and $110 million as subordinated debt), (2) that the subordinated debt could be counted as equity for the purpose of calculating the required capital ratio, (3) that $34 million of goodwill created by the transaction - later adjusted by agreement to $30 million - would count as capital (i.e., an asset without an off-setting liability) to be amortized over 25 years, and (4) that government regulators would forbear enforcement of regulatory capital-ratio5 requirements for ten years so long as the bank maintained an agreed, lesser capital ratio.

                                        E

     FSLIC estimated that it would have cost the government $2.2 billion to $2.5 billion to liquidate Old United. JX 29. The cost of the financial assistance in selling to Hyperion Partners L.P. was estimated to be $1.8 to $2.0 billion.6 JX 29; Tr. 702-06 (Shay).

                                        F

     Promptly after the terms of the transaction were agreed upon and approved, plaintiffs accomplished the stipulated infusion of $200 million into the new bank, consisting of $90 million of equity capital and $110 million of subordinated-debt proceeds.

------------------------------

5 The minimum capital ratio required under FIRREA was 3.0 percent derived from dividing core capital (net worth) by adjusted total assets. FIRREA called this ratio a "leverage ratio." See 12 C.F.R. ss. 567.8. In this opinion, "capital ratio," "minimum capital ratio" and "regulatory capital ratio" are used interchangeably.

     Prior to FIRREA, the required capital ratio for thrifts was derived from dividing net worth by total liabilities (but some subordinated debt was permitted to be counted as capital rather than as a liability for this purpose). Dividing net worth by total liabilities results in a slightly higher capital ratio than dividing net worth by total assets and thus would provide slightly more leverage capacity. Such change in the method for computing capital ratio has not been treated as material in this litigation.

6 This does not include tax benefits in the form of net operating loss carry-forwards (NOLs) that Bank United was permitted to assume from Old United, which had totalled $125 million in tax savings as of the time of trial. Def. Br. (12/15/99) at 9.

     Early in 1989, shortly after conclusion of the transaction, legislation was proposed in Congress which, if enacted, would undermine the agreement. This legislation ultimately became FIRREA and, as indicated above, breached several provisions of the contract between plaintiffs and the government having an impact on calculation of required minimum capital ratios.

                                       III

     FIRREA became law on August 9, 1989. PX 383; PX 648, tab 7. Passage of FIRREA was followed by implementing regulations establishing new minimum-capital ratios published by the Office of Thrift Supervision (OTS) on November 8, 1989, effective on December 7, 1989. 54 Fed. Reg. 46845 (Nov. 8, 1989). On January 9, 1990, the OTS issued Thrift Bulletin 38-2 which eliminated previously-granted capital-ratio and accounting forbearances. OTS, Thrift Bulletin 38-2 (Jan. 9,
1990).

     FIRREA and its implementing regulations constituted an egregious breach of the three significant, bargained-for provisions of the contract between plaintiffs and government regulators which directly impacted calculation of capital ratio and, hence, leverage capacity, i.e., the provisions concerning forbearance of capital-ratio enforcement, counting subordinated debt as equity and long-term amortization of supervisory goodwill.

                                        A

     One adverse impact of FIRREA on Bank United was to rescind the Capital Plan and establish a minimum required capital ratio of 3.0 percent of assets. Pl. Br. (12/15/99) at 23; Tr. 744 (Shay). Under the Capital Plan, Bank United's capital-ratio requirement had been 2.0 percent of liabilities (it was raised from 1.5 percent to 2.0 percent when the subordinated debt was placed prior to FIRREA) or 1.8 percent of assets.

     Another adverse effect of FIRREA was that subordinated debt could no longer be counted as regulatory capital. This change reduced Bank United's capital ratio from 6.23 percent on June 30, 1989 to 3.12 percent on September 30, 1989 (a level dangerously low for an operating bank, though not out of capital compliance, and less than required for a prudent capital cushion). Pl. Br. (12/15/99) at 23; PX 592; Tr. 747-49 (Shay); PX 302 at 4.

     Finally, FIRREA required that supervisory goodwill be amortized over 5 years rather than 25 years. 103 Stat. 183 (1989); PX 383. This had the effect, beginning in 1990, of requiring Bank United to reduce the $30 million of goodwill on its books (which, for the purpose of calculating capital ratio, could be counted as an asset without offsetting liability) at the rate of $6 million per year rather than $1.2 million per year, all in violation of the 1988 contract. See JX 11.

                                        B

     Plaintiffs treat the impact which prohibited counting the subordinated debt as capital as effective by September 30, 1989. For other purposes, the parties treat the period of primary impact of FIRREA - the "damages window" - as beginning on December 31, 1989 and ending on December 31, 1992 (when the required capital ratio under FIRREA equaled the minimum permitted under the capital forbearance agreement and by which time Bank United had raised $85.5 million through issuance of preferred stock). Given the resolution of damages issues (i.e., that mitigation principles preclude lost-profits damages), the precise effective date for each impact of FIRREA is not critical.

                                        C

     The damages window, agreed upon by the parties, was the three-year period between the end of 1989 and the end of 1992. In January 1992, the capital ratios, which stair-stepped up under the forbearance agreement, nominally converged with FIRREA's requirements. However, since the pre-FIRREA ratio was a percentage of qualifying liabilities and the post-FIRREA ratio was a percentage of qualifying assets, the damages window was extended to the end of 1992 to take into account the potential loss of leverage through 1992.

     The significance of this damages window is that it was the period during which the contract breach resulting from FIRREA adversely impacted Bank United's calculation of capital ratios. Thus, the damages issue becomes the extent to which plaintiffs were adversely affected by loss of leverage capacity during the damages window.

                                       D

     In addition to changes which directly impacted Bank United's calculation of capital-ratio, FIRREA changed the identity of thrift regulatory agencies. The independent FHLBB was eliminated and replaced with the Office of Thrift Supervision (OTS), an agency within the Treasury Department. PX 460 at 12. Also, FIRREA dissolved FSLIC, established a new thrift deposit insurance fund under the Federal Deposit Insurance Corporation (FDIC) and created the Resolution Trust Corporation (RTC) charged with liquidating or disposing of closed thrifts. PX 460 at 23.

     FIRREA directed the RTC to review and analyze all insolvent institution cases resolved between January 1, 1988 and the date of enactment of FIRREA, and to exercise any and all legal rights to modify, renegotiate or restructure those agreements. PX 383 at 190 (FIRREA ss. 501). Bank United's agreement with defendant was reviewed by the RTC in 1990. PX 387 at BU942068; PX 389 at BU943202-03; Tr. 1602-04 (Wood); Tr. 1880-84 (S. Ranieri). While this review undoubtedly placed a cloud of uncertainty over Bank United's planning until it was completed, no specific damages impact resulting from such review is asserted by plaintiffs.

                                       IV

     Much of the trial was devoted to presentations by plaintiffs, with ultra-detailed explanations, of voluminous "models" purporting to demonstrate lost profits. Much of defendant's case-in-chief was devoted to demonstrating inappropriate assumptions and flaws in plaintiffs' models. Four highly-credentialed experts gave extensive testimony in support of or undermining plaintiffs' lost profits models. Other witnesses testified on discrete aspects of relevant background (e.g., existence and magnitude of the securitized-loan market, prudent capital cushions, impacts of taxation) intended to support or discredit assumptions in the models.

                                       A

     Plaintiffs submitted two alternative models at trial intended to demonstrate with reasonable certainty that Bank United suffered lost profits. The first model (the "three-breach" model) purports to measure profits lost as result of the three specific adverse impacts of FIRREA and concludes that the impacts caused $558 million in lost profits. The second model (the "one-breach" model) purports to measure profits lost solely as a result of plaintiffs' post-FIRREA inability to count subordinated debt as regulatory capital (rather than as a liability); plaintiffs assert $96 million in lost profits from this single impact of FIRREA. (A third model, discussed below, was furnished by plaintiffs to demonstrate the full cost of substitute capital, i.e., mitigation costs, in the event of a ruling that lost profits are not awardable.)

                                        B

     The "three-breach" model compares Bank United's actual profits over a ten-year period with the profits it allegedly would have made if FIRREA had not been enacted. Plaintiffs claim that the "three-breach" model is conservative, match-funded and based on the activities of the actual bank.

     In order to create the "three-breach" model, plaintiffs' damages expert collected all of Bank United's quarterly thrift financial reports (TFR), which included complete balance sheets, income statements and supporting documentation, as well as additional financial data. Tr. 2682-83 (Myers); Pl. Br. (12/15/99) at 40. The "three-breach" model posits a "but for" bank hypothetically operating as if the breach impacts had not occurred. The "three-breach" model supposes the same management team, a capital ratio cushion similar to that of the actual bank and discounts for the use of net operating losses (NOLs). The "three-breach" model also hypothesizes that the "but for" bank had unlimited access to worthy wholesale investments during the damages window. From this data, and from conversations with Bank United's investors and managers, plaintiffs' damages expert concluded that Bank United would have operated on a larger scale absent the breaches. Tr. 2633-34, 2666-69 (Myers); PX 653; PX 664; Pl. Br. (12/15/99) at 41. In addition, the model projects that the "but for" bank would have expanded primarily through wholesale growth. Tr. 2671, 2688-92.

     The added regulatory capital and resulting leveraging capacity afforded by the forbearances (eliminated by FIRREA) are used to augment a "wholesale strategy." ("Wholesale" means the purchase of mortgage-loan packages ("whole loans") and mortgage-backed securities (MBS), in contrast to mortgage-loan assets originated by Bank United's making direct loans.) The funding of such wholesale purchases in the "three-breach" model is accomplished through advances from the FHLB and by reverse repurchase agreements and not by additional retail deposits.7 According to plaintiffs, the "three-breach" model adds the

------------------------------

7 A reverse repurchase agreement is one by which a bank uses its high quality liquid assets as collateral and borrows against them a percentage of their face value. Tr. 1208 (Nocella).

     The spread that can be earned between FHLB advances and reverse repurchases, on the one hand, and wholesale assets, on the other, is smaller than if the funding were done with retail deposits. Plaintiffs argue that this reflects the overall conservative nature of the model. Pl. Mem. (7/15/99) at 20.

additional wholesale assets that Bank United would have acquired with the forbearances in place in the same proportion that Bank United was actually purchasing at the time.

     The assumed profits generated from these additional purchases are calculated using actual historical yields on Bank United's contemporaneous wholesale purchases, reduced by 0.15 percent as to whole loans. The added operating costs and other charges such as taxes incurred in conducting the additional wholesale activity are then deducted from the spread between the yields and funding costs associated with the additional purchases. Lost profits are calculated by taking the difference between Bank United's actual earnings and its estimated earnings if the breach and its resulting impacts had not occurred. Tr. 2669-70, 2753-54 (Myers); PX 665; PX 666; PX 687. According to plaintiffs, Bank United would have increased its net holdings of MBS and whole-loan packages by approximately $4 billion by late 1992 and $11 billion by early 1997. Tr. 1233 (Nocella) ; PX 323; PX 302 at 87-91; Pl. Br. (12/15/99) at
43 n.23. During the damages window, Bank United would have a net incremental balance of MBS in the amount of approximately $1 billion and a net incremental balance of residential mortgages (whole loan packages) of approximately $3 billion. Pl. Mem. (7/15/99) at 33.

     In support of the "three-breach" model and its conclusions, plaintiffs presented convincing testimony that (1) plaintiffs were experts in the wholesale mortgage markets; (2) wholesale activity were a natural way to take advantage of the three-year window of opportunity provided by the Capital Plan; (3) even with the breach, Bank United's wholesale activities were "extensive," and (4) the wholesale markets were "gigantic." Pl. Br. (12/15/99) at 42-43.

     Plaintiffs clearly had significant expertise in the wholesale mortgage markets. L. Ranieri helped to create the secondary mortgage market while at Salomon Brothers. Tr. 181-203 (L.

Ranieri). Shay and Anthony Nocella8 also had years of experience in these markets. Tr. 662-665 (Shay); Tr. 1181-84 (Nocella). Bank United had the necessary infrastructure in place to pursue wholesale acquisitions by the summer of 1989. Tr. 1195-97 (Nocella); Tr. 2690 (Myers). There was testimony by witnesses for both parties that expanding wholesale activities would have been a natural way to take advantage of the three-year window of opportunity provided by the Capital Plan. Tr. 2689, 2756-58 (Myers); Tr. 2191-92 (Ford), Tr. 4773-74
(Bankhead).

     Plaintiffs  demonstrate  that Bank  United's  actual  whole loan  purchases exceeded $11 billion and MBS purchases were in the billions over the ten-year period covered by the model. PX 605; PX 606. Further, plaintiffs show that the bank's volume wholesale assets as a percentage of total assets grew rapidly during the 1990s reaching 50 percent of total assets by the mid 1990s. Tr. 2678-79 (Myers); PX 323; PX 302 at 87-91; PX 669; PX 307.9 (However, these facts are not inconsistent with the proposition that initially Bank United focused on retail growth supplemented by wholesale purchases and turned to a wholesale-growth strategy only after disintermediation significantly slowed acquisition and retention of retail deposits.)

     In addition to the wholesale assets purchased by the actual bank, the "but for" bank purchased $1 billion in addition wholesale assets per year. PX 609; PX 302 at 14-17. Plaintiffs showed that the market for one-to-four family mortgages outstanding increased from $2.4 trillion in 1989 to $4.3 trillion in 1998 with upwards of $800 billion available for sale annually. Tr.

------------------------------

8 At the time of trial, Nocella was Vice Chairman, chief financial officer and a member of the board of directors of Bank United. Tr. 1179 (Nocella). Prior to joining Bank United, Nocella had been employed at Philadelphia Savings Bank where he ran the wholesale operation and was chief financial officer. Id. at 1181. In 1987, he formed Nocella Management Company, an asset-liability management consulting firm. Id. He joined Bank United in 1990. Id.

9 Bank United's actual MBS purchases during its first ten years of operation were as follows: $155.2 million in 1989; $46.4 million in 1990; $190 million in 1991; $147.9 million in 1992; $778.2 million in 1993; $497.1 million in 1994;
$39.5 million in 1995; $299.8 million in 1997, and $356.8 million in 1998. PX 302 at 87-88; PX 606. Bank United's whole loan purchases during its first ten years of operation were as follows: $499.2 million in 1990; $1.9 billion in 1991; $1.2 billion in 1992; $763.7 million in 1993; $1.29 billion in 1994; $2.7 billion in 1995;  $377.9  million  in 1996;  $418.5  million  in 1997;  and $1.7 billion in 1998. PX 302 at 89-91; PX 605.

2198, 2203-04 (Ford); PX 607. Plaintiffs thus conclude that their assumed additional $1 billion in annual purchases would have been minuscule in light of the depth of the market. PX 609; PX 302 at 14-17; Tr. 2250-51, 2196-98 (Ford).
The MBS market was also large, increasing to $2.274 trillion in 1998. PX 608. One of defendant's experts confirmed that these securitized-loan markets were "gigantic." Tr. 3515-16 (Fischel).

                                       C

     Plaintiffs alternative "one-breach" model purports to demonstrate that Bank
United   suffered   $96.085   million   of  lost   profits   solely   from   the
subordinated-debt impact of the breach. Tr. 2908; PX 717.

     As a result of the breach impact on subordinated debt, Bank United's capital ratio dropped from 6.0 percent to barely above 3.0 percent, resulting in lost leverage capacity exceeding $3.6 billion.10 JX 253 at BU901184; JX 254 at BU896686; Pl. Br. (12/15/99) at 88-89. Plaintiffs argue that if Bank United had been able to count the subordinated debt as regulatory core capital, it would have been a bigger and more profitable thrift. Tr. 2899 (Myers).

     The "one-breach" model attempts to show that if Bank United had been able to count $110 million in subordinated debt as regulatory capital, the resulting increase in leverage capacity would have permitted it to invest in an additional $3.5 billion of assets even with the higher capital ratio required by FIRREA. This model estimates that the additional wholesale assets which would have been purchased during the nine-month period between breach and mitigation by replacement of the subordinated debt with an equity infusion would have garnered the same rate of return on capital which the actual bank earned.

------------------------------

10 Leverage capacity provided by the subordinated-debt forbearance alone was $5.5 billion based on the 2.0 percent minimum capital ratio permitted by the Capital Plan. Pl. Br. (12/15/99) at 89 n. 53. This capacity was obliterated by FIRREA.

     Plaintiffs assert that while the exchange of the subordinated debt for equity permitted the $110 million to qualify as regulatory capital, it did not end lost-profit damages. In order to capture alleged continuing damages, the "one-breach" model applies the actual bank's rate of return on capital in subsequent years to the additional capital Bank United would have had absent the breach and counts the resulting lost revenue as recoverable lost profits. Tr. 2906-07 (Myers); PX 716; PX 302 Table 4-1 at BU950689.

                                       D

     In broad summary of both lost-profits models, plaintiffs posit that Bank United, from its inception, would have used all prudently available leverage capacity to pursue a massive wholesale strategy, investing primarily in wholesale assets, that its matched-funding techniques would never fail to produce a positive rate spread and that it would at all times find wholesale assets (whole-loan packages or MBS's) which met the investment criteria of its unquestionably astute, experienced management.

                                       V

     Defendant elected to counter plaintiffs' case on all fronts, both attacking on the merits their claim of entitlement to lost profits and asserting that any such claim is barred by the doctrine of mitigation of damages.

     With respect to the lost-profits models, defendant presented evidence in support of its assertion that both models were riddled with inaccurate assumptions and other flaws. In briefing and oral argument, much effort was devoted to undermining plaintiffs' essential assertions that the lost profits shown by the models were both reasonably foreseeable and established with reasonable certainty.

     Because we conclude that plaintiffs could have and, in fact, did mitigate damages potentially flowing from the enactment of FIRREA, we do not dwell on defendant's evidence and argument concerning foreseeability or reasonableness of lost profits. Since actual mitigation or a failure to take reasonable steps to avoid damages would preclude recovery of damages even if shown to be foreseeable and (if not avoided) reasonably certain, there is no occasion to analyze at length the parties' evidence and arguments concerning foreseeability and certainty.

     (Notwithstanding, we observe in passing the following. Concerning forebeeability, see generally Restatement (Second) of Contracts ss.351 (1981), we conclude that although lost profits from the FIRREA impacts were foreseeable as a general matter, the magnitude of damages which the lost-profit models purport to show was not reasonably foreseeable. See Landmark Land Co. v. United States, 256 Fed. 3d 1365, 1378 (Fed. Cir. 2001); Restatement (Second) of Contracts ss.351, comment a. Concerning reasonable certainty, see generally Restatement (Second) of Contracts ss.352 (1981), (1) we conclude that the models are based upon inaccurate assumptions about plaintiffs' plans for growth of Bank United and management's selectivity in using its leveraging capacity, and (2) we further conclude that the models are filled with speculation upon speculation and thus do not establish lost profits with reasonable certainty.)

                                       VI

     Concerning damages, a contracting party's expectancy interest is the "interest in having the benefit of his bargain by being put in as good a position as he would have been in had the contract been performed." Restatement (Second) of Contracts ss. 344 (a) (1981). Expectation damages are generally measured by the "loss in the value to [the injured party] of the other party's performance caused by its failure or deficiency, plus ... any other loss, including incidental  or  consequential  loss,  caused  by the  breach  ...."  Restatement
(Second) of Contracts ss. 347 (1981).

     The rule for mitigation is found in section 350 of the Restatement (Second) of Contracts, entitled "Avoidability as a Limitation on Damages," which provides:

     (1) Except as stated in Subsection (2), damages are not recoverable for loss that the injured party could have avoided without undue risk, burden or humiliation.

     (2) The injured party is not precluded from recovery by the rule stated in Subsection (1) to the extent that he has made reasonable but unsuccessful efforts to avoid loss.

     Comment a to section 350, concerning the rationale for the section, states that it encourages a potential plaintiff "to make such efforts as he can to avoid loss by barring him from recovery for loss that he could have avoided if he had done so." Comment b to the section provides: "As a general rule, a party cannot recover damages for loss that he could have avoided by reasonable efforts."

                                      VII

     At the outset of any discussion of plaintiffs' entitlement to damages for the breach resulting from the enactment and implementation of FIRREA, it is essential to identify precisely the harm which resulted from the breach.

     The  clear,   direct  and   immediate   harmful   impact  of  FIRREA   upon
implementation was significant loss of borrowing capacity. This was the only clear and direct loss suffered by plaintiffs. Stated in balance-sheet terms, this immediate loss may be stated as a significant reduction in capital ratio. But such reduction in borrowing capacity, standing alone, did not result in immediate economic harm.

     An important point is that FIRREA did not cause Bank United to lose or lose the use of any investable asset which it had at time of breach. Every dollar which Bank United had upon implementation of FIRREA for investment or for use as collateral was unaffected by FIRREA. No actual investable assets were taken or rendered unusable. The loss to plaintiffs, to Bank United in particular, was reduction of the bank's borrowing capacity.

     A reduction in capital ratio has the potential to cause economic harm only because it ipso facto reduces borrowing capacity. (Of course, a reduction in capital ratio sufficiently severe to cause a bank to fall out of capital compliance could result in closure by bank regulators and resulting adverse financial consequences, but the breach did not cause Bank United to fall out of capital compliance.)

     The reduction in capital ratio did not immediately and directly result in lost profits. Even under plaintiffs' theory and models, no profits could have been lost unless and until Bank United would have - but was unable to as a result of lost leverage capacity - actually used the leverage capacity by borrowing, reinvesting and achieving a positive rate spread.11

     We do not mean to suggest that the reduction in capital ratio was not a serious harm which had the potential for adversely affecting plaintiffs' growth plans, but the reduction did not immediately cause any loss of "tangible" assets.

     Thus, at the time of FIRREA's impacts, plaintiffs became entitled to the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans. In a case of this nature, such damages are the same as the costs of mitigation. This is the "make whole" remedy to which plaintiffs were surely entitled.

------------------------------

11 The value of leverage is in the potential for profits. Leverage, of course, also has the potential for loss if rate spreads are negative, but when a bank loses even the opportunity to take that risk, something of value has been lost, especially for an institution whose reason for being is to borrow at one rate and to lend (or otherwise invest) at a higher rate. Glendale Federal Bank, FSB
v. United States, 239 F.3d 1374, 1382 (Fed. Cir. 2001). If leverage did not have value, plaintiffs would not have bargained for the capital forbearance, subordinated debt and supervisory goodwill provisions. See id. at 1382.

     (As a matter of arithmetic, capital ratio can be restored by a reduction in assets, using the proceeds of such reduction to correspondingly reduce liabilities, or by acquiring capital, i.e., assets without offsetting liabilities. For a bank seeking growth, the desirable way to restore lost capital ratio is acquisition of capital, and this path was chosen by Bank United.)

                                      VIII

                                       A

     Plaintiffs assert that if they are not entitled to lost profits because they could have mitigated the impacts of the breach, they are at least entitled to the hypothetical costs which would have been incurred to accomplish complete mitigation. Plaintiffs submitted a cost-of-substitute-capital model to calculate the costs to infuse the substitute capital necessary to mitigate the lost leverage caused by the breach. Plaintiffs claim $117 million in damages to recover the alleged costs of raising the hypothetical replacement capital. Pl. Br. (12/15/99) at 87-88. See generally, 3 Dan B. Dobbs, Law of Remedies ss.12.6(2), at 141 (2d ed. 1993); Restatement (Second) of Contracts ss.350 illus. 5-8 (1981).

     The cost-of-substitute-capital model posits that Bank United would have needed to raise approximately $228 million in substitute capital in December 1989 to offset the deficiency created by the breach. Tr. 2930 (Myers). The model first calculates the maximum assets that could have been supported with the three forbearances in place. Next, it calculates the maximum assets that Bank United could support after FIRREA passed and the forbearances were eliminated. The difference between these two numbers is then considered to be the lost leverage caused by the breach. The model next determines the amount of additional capital that Bank United would have required to support the same amount of assets after the breach as before the breach. It concludes that $228 million in additional capital was needed to regain the leverage capacity lost as a result of FIRREA.

     The model then calculates the cost that Bank United would have incurred to fund a hypothetical December 1989 issuance of preferred stock, positing a minimum dividend rate of 20 percent to attract investors. The model assumes that the proceeds of the hypothetical issuance would either be used to pay down borrowings or be invested in risk-free government bonds earning approximately
7.0 percent after tax. PX 728. The model assumes that Bank United would have paid the 20 percent dividend on the preferred stock each year and would have earned roughly 7.0 percent on the risk-free bonds. PX 728. The model calculates the resulting negative "dollar spread" on a quarterly basis, PX 302, table 2-5, which, accumulated over a period of years, yields damages of $117 million. Such alleged damages consist of $74 million in net loss, including $10.7 million in transaction costs, which are then grossed-up by $43 million to account for taxation of the award.

                                       B

     Plaintiffs certainly are entitled to recover the costs they incurred in actually mitigating and the proven costs of what would reasonably have been incurred to mitigate, but such costs are grossly exaggerated by this model.

     There are several defects in the model. At the outset, the suggestion that it would cost $117 million to raise $228 of capital is absurd on its face. The most serious flaw in this model is its assumption that all of the lost ratio would have to be restored immediately in December 1989 to forestall economic harm. But an immediate infusion was not required to mitigate and could have been accomplished, as it was, on a piecemeal basis as and when it appeared to be desirable to take advantage of investment opportunities. See JX 39; DX 1017.

     The model fails to consider the nature and limited extent of the breach impacts upon Bank United, the fact that the full impact of the breach did not occur at once but was to be phased in over several years, the fact that the plaintiffs were perhaps uniquely capable of calling in capital commitments in large amounts on short notice, and the fact that the plaintiffs did mitigate at a cost vastly less than that projected by the model.

                                       IX

     A detailed discussion of the breach impacts will assist in understanding precisely what needed to be mitigated, whether it was reasonable to mitigate the impacts and the timing of mitigation necessary to avoid economic harm.

     The mitigation-cost model assumes the need for full capital replacement as of December 1989, i.e., the immediate and "permanent" replacement of $228 million which the model calculates as the new equity needed to compensate for
(1) the additional 1.0 percent of capital ratio required upon implementation of FIRREA's 3.0 percent capital-ratio requirement, (2) inability to count the $110 million of subordinated debt as capital and (3) loss of ability to count $30 million of supervisory goodwill as regulatory capital.

                                       A

     The capital forbearance agreement, although potentially providing regulatory forbearance for ten years, would have permitted enforcement of a minimum capital ratio of 2.5 percent during 1991 and 3.0 percent (the level required by FIRREA) as of the beginning of 1992, expressed as a percentage of liabilities (and consequently slightly lower than if expressed as a percentage of assets as required under FIRREA). Consequently, with respect to the capital forbearance agreement, the significant impact of the breach was the requirement of a minimum capital ratio of 3.0 percent during 1990 and 1991 instead of 2.0 percent during 1990 and 2.5 percent during 1991. By the end of 1992, the ratio level the capital forbearance agreement would have permitted (3.5 percent of liabilities) was above that required under FIRREA (3.0 percent of assets). See JX 11.

                                       B

     Concerning the subordinated-debt impact, although Bank United suffered a severe reduction in capital ratio upon implementation of FIRREA's prohibition of counting such debt as regulatory capital, the plaintiffs had the capacity to cure the problem by making a swap of subordinated debt for equity among themselves. Plaintiffs accomplished such an exchange at a cost less than $5 million, yet this swap alone accounted for approximately half of the amount of new equity assumed to be needed in December 1989.

     As part of the December 1988 transaction, plaintiffs ware required to invest $200 million in the new thrift, of which $110 million would constitute a subordinated-debt obligation of the bank but could nonetheless count as regulatory capital. JX 10; JX 11 at P. 1; see also JX 15 at 341; PX 600. Bank United issued the subordinated debt on May 24, 1989 with an interest rate of 15 percent. DX 1017.

     In order to compensate for the capital depletion caused by FIRREA's elimination of the ability to count the subordinated debt as regulatory capital (rather than as a liability), plaintiffs promptly initiated action to exchange the bank's subordinated-debt obligation for "Senior Notes" issued by USAT Holdings Inc. USAT Holdings assumed the bank's obligation to repay and deemed the proceeds of the subordinated debt to be "infused" as equity into Bank United. The exchange transaction was completed in September 1990.12

------------------------------

12  Precise details of the exchange transaction are set forth in DX 1017, P 5.

     For plaintiffs to exchange the subordinated-debt obligation for Senior Notes, the noteholders had to be convinced to move the debt obligation from the bank to the holding company. Having debt at the holding company level was more risky for investors since the only way the holding company could pay interest or principal was by receiving dividends from the bank, which were subject to regulatory approval and other restrictions. Pl. Br. (12/15/99) at 27; PX 604. Consequently, the Senior Notes carried an interest rate of 15.75 percent, JX 6; DX 1017, a rate higher than the bank would have paid on the subordinated debt.

                                       C

     Concerning FIRREA's alteration of the amortization period for supervisory goodwill, the full amount of supervisory goodwill permitted to be counted as capital was not lost upon passage or implementation of FIRREA. Rather, elimination of goodwill as regulatory capital was to be phased in over five years instead of over twenty-five years as plaintiffs had been promised. This meant that instead of being permitted to amortize the $30 million of goodwill at a rate of $1.2 million per year over 25 years, the bank was required to amortize $6 million a year over five years. Thus, the first-year impact of FIRREA upon the supervisory goodwill agreement was to require amortization of $4.8 million more than had been agreed, and the model's full replacement of $30 million in December 1989 overstates the loss.

     Further, Bank United wrote off the FIRREA-impaired supervisory goodwill on September 30, 1993, 15 months earlier than required by FIRREA, as a result of the Financial Accounting Standards Board's (FASB) adoption of Statement of Financial Account Standards No. 109 (SFAS 109). SFAS 109 required that Bank United write off all supervisory goodwill on its GAAP financial statements in order to use net operating loss carry-forwards to reduce taxes.

PX 627.13 Bank United wrote off the supervisory goodwill in order to comply with FSAS 109 and to gain the benefit of using its NOLs to reduce its taxes.

     During the entire damages window between 1989 and 1992, plaintiffs had use of some of the goodwill forbearance, although in 1990, 1991 and 1992, the goodwill had to be reduced at the rate of $6 million a year instead of $1.2 million. Thus, as of the end of 1990, the goodwill was reduced to $24 million, as of the end of 1991 to $18 million, and as of the end of 1992 to $12 million.

                                       D

     To summarize the significant capital-ratio impacts of FIRREA upon Bank United, (1) for 1990 and 1991, the bank was required to maintain a ratio or 3.0 percent, rather than 2.0 percent in 1990 and 2.5 percent in 1991 as would have been permitted under the capital forbearance agreement, (2) between the implementation of FIRREA and September 1990, the bank lost the ability to count a $110 million debt obligation as regulatory capital, and (3) for 1990 and continuing through September 1993 (when the asset was voluntarily eliminated), the bank was required to amortize the initial supervisory-goodwill asset of $30 million at the rate of $6 million per year instead of $1.2 million.

------------------------------

13 On January 20, 1993, the OTS issued Thrift Bulletin No. 56 requiring that supervisory goodwill written off for GAAP also be written off under regulatory accounting principles (RAP). OTS Thrift Bulletin 56, 1993 WL 22198 (Jan. 20,
1993).

Plaintiffs assert that if defendant had not already breached, Bank United could have kept the supervisory goodwill on its books as an asset that counted towards capital notwithstanding SFAS 109 and could have continued to leverage the supervisory goodwill to acquire more assets. PX 627. In support of their assertion, plaintiffs cite the forbearance agreement which states in paragraph 7 subpart E: "Amortization of goodwill, whether or not resulting from the acquisition of the Acquired Institutions, shall not be accelerated as a result of the utilization of net operating loss carry-forwards for tax purposes or other tax allocations." JX 11, P 7; PX 627.

However, Thrift Bulletin No. 56, which adopted SFAS 109, merely made OTS regulations consistent with FASB requirements. Bank United was not required to comply with SFAS 109, but chose to in order to take advantage of its NOLs, knowing that such compliance would require writing off the supervisory goodwill. Bank United's decision to comply with an accounting standard that had no connection with FIRREA cannot be transformed into damages from a loss of the ability to leverage supervisory goodwill.

                                       X

     It is appropriate in a discussion of plaintiffs' mitigation to examine what plaintiffs intended to achieve for Bank United with the bargained-for provisions concerning capital forbearance, subordinated debt and supervisory goodwill and to then compare what Bank United actually achieved after the breach which adversely impacted the bank's borrowing capacity.

                                       A

     As part of the December 1988 acquisition process, Hyperion Partners L.P. submitted a holding company application (HCA) which included a business plan for the thrift it intended to operate and financial projections detailing the intended operating strategy. DX 794A. Thereafter, Bank United was subject to significant reporting requirements from its inception. Tr. 289, 293-95 (L. Ranieri).

     Business plans submitted pursuant to regulatory requirements are evidence of a bank's intended operating strategy. Banking is one of the most highly regulated industries, and business plans are an important part of the regulatory review process. Tr. 4489 (Bankhead). Regulators rely on the information in business plans as part of the "off-site" monitoring of a thrift. Id. Business plans also assist bank regulators in conducting "on-site" monitoring. Tr. 4489-90 (Bankhead).

     The business plans discussed below show that plaintiffs intended to operate Bank United as a traditional retail savings institution. DX 794A. The actual performance of Bank United was consistent with the stated intentions in the business plans.

                                       B

     The HCA was submitted by Hyperion Partners L.P. prior to acquisition of what would become Bank United. DX 794A. The HCA proposed that Bank United would be a well-capitalized thrift growing through a retail strategy supplemented by wholesale purchases. DX 794A. This business plan was submitted prior to introduction of the legislation that eventually became FIRREA. It also was prepared before the managers of what would become Bank United had the opportunity to fully examine the books and records of the failed thrift. Thus, the HCA provides insights into the general strategy foreseen by the investors and testified to at trial. This general strategy is consistent with business plans and operations after the introduction of the breaching legislation.

     Throughout 1989, Bank United created several business plans projecting the thrift's growth strategy. Each of these plans projected a well-capitalized thrift primarily focusing on retail growth supplemented by wholesale purchases. See DX 799; JX 46; DX 800; DX 801.

     The first business plan drafted after the acquisition was completed in January 1989, DX 799, projected Bank United's capital ratio to be approximately
4.4 percent of liabilities (approximately 4.2 percent of assets) and projected average annual growth of approximately $800 million in various types of assets. DX 799 at BU506785-87. The growth was to be funded with fixed-maturity deposits. Def. Br. (12/15/99) at 12. On March 28, 1989, Bank United prepared a second business plan substantially similar to the January plan. JX 46 at BU201365-66, 201369, 201374.

     Bank United prepared a five-year projection dated April 7, 1989 either in conjunction with the placement of the subordinated debt or in response to the regulators. DX 800; Tr. 1001 (Shay). This business plan, like the two before it, proposed to maintain a well-capitalized thrift with a capital ratio between 5.11 to 7.69 percent over five years and to grow the deposit side of the institution. DX 800 at BU506800; Def. Br. (12/15/99) at 12.

     Subsequent to enactment of FIRREA, Bank United closed wholesale-asset purchases on December 7, 1989 for a $65 million package of mortgages sold by Prudential and for a $70 million purchase from Bear Stearns three weeks later. This activity shows that Bank United intended to and did grow through wholesale purchases when management thought it desirable.14 PX 323. However, management testified that building a retail franchise was a goal for Bank United. Tr. 331 (L. Ranieri). L. Ranieri testified that after the breach "[w]e wound up with 18 branches and that wasn't enough...[;] [t]he house was half built." Tr. 331 (L. Ranieri). Bank United's 18-branch franchise was "not a business to build anything [upon]." Tr. 332 (L. Ranieri). "[C]ustomers give you lots of opportunities to make money, not simply as a function of cost of funds." Id. Shay testified that the plan was to "really grow the retail deposit network," that "we thought there was an opportunity...to build a strong deposit franchise in Texas," and that "we also wanted to build the asset side of the balance sheet using traditional one-to-four family loans, mortgage-backed securities and the like...." Tr. 753 (Shay).

                                       C

     There was convincing evidence that Bank United began pursuing wholesale purchases only after disintermediation in the retail market at the end of 1992. Nocella testified that "what happened is deposits throughout the United States, including Texas, have not grown." Tr. 1385 (Nocella). Nocella attributed this lack of growth to industry-wide disintermediation:

     [W]e made an assumption that deposits would grow. This world of deposits stopped growing 10 years ago. Throughout the United States, just like mortgages were securitized, deposits were securitized. They were called mutual funds and all the 401(k)s were taken out. Everybody had a CD and a 401(k). That's all gone away. They're in mutual funds. And deposits declined. We thought

------------------------------

14 At the time of these purchases in December 1989, Bank United's capital ratio was 3.60 percent. PX 302 at BU950538.

     deposits were going to grow over time. Every year, we hoped deposits would grow by 2 percent, 3 percent, 4 percent. They never grow.

Tr. 1444 (Nocella). In its 1993 10-K Bank United stated:

     The Bank increased the amount of FHLB advances and securities sold under agreements to repurchase [up] to $2.5 billion at September 30, 1993, from $632.3 million at September 30, 1992. The Bank's utilization of FHLB advances as a funding source reflects the difficulties the institutions are having in attracting and maintaining deposits resulting from a low interest rate environment.

JX 65 at BU139595.

     Bank United began focusing on wholesale borrowing only after the RTC stopped selling thrifts and depositors began leaving thrifts for more lucrative returns in mutual funds and other investments. Def. Br. (12/15/99) at 25.

                                       D

     The contemporaneous evidence indicates that Bank United pursued a plan, first expressed in the HCA and never contradicted in any subsequent business plan, nor by the actual bank, to first grow its retail base and to supplement its growth with wholesale purchases. Only after disintermediation in the retail market occurred, did Bank United significantly increase its wholesale purchases.

                                       XI

     As stated above, the three breach impacts of FIRREA were (1) elimination of the ten-year capital forbearance agreement, (2) elimination of the authorization to count subordinated debt as regulatory capital and (3) significant shortening of the amortization period for supervisory goodwill.

     Soon after enactment of FIRREA, before the effective date of implementing regulations, plaintiffs initiated steps to mitigate potential damage from the resulting lost leverage. Actions to mitigate continued throughout the damages window.

      Plaintiffs were able to raise capital to pursue opportunities they thought worthy despite FIRREA and other obstacles which made raising capital from public offerings difficult for Bank United.

                                       A

     As a result of FIRREA and the anticipated impacts of the contract breach, Bank United sought to raise capital, and plaintiffs undertook a conversion of the subordinated debt into equity.

     In late 1989, Bank United tried to raise $50 million in additional capital through a private placement of noncumulative preferred stock (which would count as equity). JX 5; Tr. 802-04 (Shay). To that end, Shay hired Salomon Brothers, retained a law firm and had a prospectus prepared. JX 5; Tr. 802-05 (Shay). Bank United hoped to be able to place the offering at a 14 percent dividend rate. Pl. Br. (12/15/99) at 25. Prospective buyers shown the prospectus responded that they would require a 20-25 percent rate. Tr. 805-06 (Shay); Pl. Br. (12/15/99) at 25. Plaintiffs claim that they were unable to issue preferred stock before December 1992. Tr. 810-12 (Shay).15

     In December 1992, Bank United raised $85.5 million of equity capital through the issuance of 3,420,000 shares of noncumulative preferred stock at a rate of 10.12 percent. JX 7 at 1; JX 39 at 1. This stock issuance resulted in a net capital acquisition of $82.5 million after

------------------------------

15 Defendant argues that there are no contemporaneous documents confirming that Bank United tried to issue the stock or that investors were demanding a 20-25% dividend rate. We find Shay's testimony on this issue credible and supported by the facts that investment bankers were hired, a prospectus was prepared and a placement did not occur until December 1992. In addition, there was testimony by several witnesses, including a defense witness, that during the renegotiation period it was difficult for any thrift to raise capital. Tr. 1603-06 (Wood); see also PX 421 at BU949608; PX 424 at BU946326; PX 426 at BU949601 (government officials testifying before Congress as to the declining value of thrifts as a result of FIRREA). Further, after the subordinated debt exchange, interest payments on the Senior Notes were paid directly by USAT Holdings Inc. PX 604. Dividends from Bank United to fund such interest payments had to be approved by OTS and were subject to capital regulations and income tests. Id. This preexisting need for dividends would likely concern investors.

     Defendant counters that three other Southwest Plan thrifts raised capital during this period. Def. Br. (12/15/99) at 34; DX 1250; Tr. 3527-28 (Fischel). While this is apparently true, it does not undermine our acceptance of Shay's testimony concerning the 1989 effort to raise capital through an offering of preferred stock.

deduction of $2,992,500 in commissions; the bank incurred $950,000 in other expenses related to the issuance. JX 7 at 1 & n.3; JX 39; DX 1240A.

     After the breach, plaintiffs restructured the bank's subordinated debt as debt ("Senior Notes") of USAT Holdings Inc. The converted $110 million was then downstreamed to Bank United as equity and thus counted towards fulfilling the regulatory capital-ratio requirement. PX 603; Tr. 762-64 (Shay). This conversion was completed on September 27, 1990. DX 1017, P. 5. Plaintiffs incurred $4,884,283 in various costs to accomplish conversion of the bank's subordinated debt into equity. PX 302, table AD-1; PX 718.

                                       B

     In May 1990, while the subordinated debt exchange was being implemented, United Savings Association of the Southwest (USAS) was formed by plaintiffs under a "hold separate" agreement when regulators from the RTC informed Bank United that it could not bid on failed thrifts while plaintiffs' contract with defendant was under review pursuant to ss. 501 of FIRREA. Tr. 1801-03 (Nocella); JX 17; DX 902; DX 911; DX 914. After 16 months, during which capital infusions were made into USAS and the entity acquired three thrifts, USAS was merged into Bank United on September 30, 1991. JX 39 at 8-10 (BU114804-09); DX 1017, P. 7.
Thus, for purposes of evaluating plaintiffs' mitigation of damages and execution of business plans, it is appropriate to consider the capital infusions into USAS and the activities of that entity as if USAS and Bank United were a single institution. See id.

     Three thrifts were purchased through USAS: Ameriway Savings on May 14, 1990, Murray Federal Savings on June 8, 1990 and Metropolitan Financial Savings on June 22, 1990.

     USAS was initially capitalized with $4.2 million from USAT Holdings Inc. to finance the purchase of Ameriway Savings. DX 936; DX 1017; JX 39. Hyperion Partners L.P. borrowed these funds from Bank of New York (BONY) and lent them down the chain to USAT Holdings which infused the funds into USAS as equity. DX 1017. The BONY loan was repaid with a Hyperion Partners L.P. capital call on June 30, 1990. DX 936; DX 1017.

     The purchases of Murray Savings and Metropolitan Savings were funded by a $40.1 million capital call from Hyperion Partners, L.P. and a $47.8 million bridge loan from BONY to Hyperion Partners L.P. and lent down the chain to USAT Holdings Inc. DX 936; DX 1017; DX 1240A. It would not have been necessary for Hyperion Partners to borrow this money and flow it down the chain and into USAS as equity had FIRREA not breached the subordinated debt forbearance and the capital forbearance.

                                       C

     In December 1990, the OTS required Bank United to take a reserve of $43 million against its junk bond portfolio until the FDIC determined whether the junk bonds were covered assets under the Assistance Agreement.16 PX 447; DX 948; Tr. 823-25 (Shay). Discounting for this reserve put Bank United temporarily out of capital-ratio compliance and (if, as a result, the bank could not pay stock dividends) could have caused USAT Holdings Inc. to default on the Senior Notes for which the subordinated debt had recently been swapped. Tr. 823-25 (Shay); Tr. 1610-13 (Wood); Tr. 1904 (S. Ranieri); Tr. 4047-49 (Jones); PX 616.

------------------------------

16 Bank United received a Management Assets Capital Risk Management and Operating Results rating of 3 (MACRO 3) in a regulators' Report of Examination
(ROE) commenced in August and completed in November 1990. PX 618 (MACRO ratings range from 1 to 5, 1 being the highest rating); Tr. 1145 (Shay). The ROE indicated that "[s]erious deficiencies ... in the overall management of assets" combined with "the substantial unrecognized credit risk in the junk bond portfolio ... are the driving factors warranting this conclusion." PX 618; Tr. 1143-45; JX 122. On February 20, 1991, the FDIC determined that the junk bonds were covered assets. However, OTS regulators did not remove the low rating. Tr. 1619-21, 1704-05 (Wood); PX 392; PX 449; PX 450.

     In order for the bank to remain in capital-ratio compliance while the junk bond dispute was being resolved, plaintiffs infused $15 million of new capital into the bank on December 31, 1990. JX 39; DX 1017.

                                       D

     On another occasion, a capital infusion was made when Bank United purchased two failed thrifts from the RTC in order to grow its retail franchise. On December 19, 1991, $16.1 million was infused for the purchase of San Jacinto Savings and Banc Plus Savings. Tr. 827 (Shay); PX 632; DX 1017; DX 1240A.

                                       E

     The above-described capital infusions during the damages window, not including the conversion of $110 million of subordinated debt into equity, amounted to $208.739 million.

     The capacity of these plaintiffs to mitigate quickly and effectively at minimum cost may be unique among Winstar plaintiffs. The Hyperion Partners L.P. partnership agreement allowed for up to one third of the initial total of $434 million in capital commitments (approximately $145 million) to be invested in Bank United. Actual use of capital commitments during the damages window to expand the retail franchise is demonstrated in the above descriptions of equity infusions into Bank United.

                                       F

     Plaintiffs were in a position such that it was not necessary, to avoid suffering harm from the lost leverage, to immediately replace all the lost leverage by a single mass infusion of capital. They were in a position, because of capacity to make capital calls on short notice, to wait until there was a reason to commit new capital to the bank before doing so. In all instances, when there was a reason to commit new capital to pursue a good opportunity, plaintiffs did it. They fully mitigated to the extent that they deemed it desirable to do so.

                                       G

     In sum, plaintiffs had a duty to mitigate the lost leverage and they did mitigate. We find that not only could plaintiffs have easily mitigated the loss of leverage capacity by infusions of capital, they actually did so. JX 39; DX 1017; DX 1240A. The plaintiffs' actual mitigation enabled them to pursue their planned retail strategy and to pursue a wholesale strategy to the extent that assets could be found meeting the plaintiffs' criteria. See Part XII below. When there were profitable opportunities available in the retail market, plaintiffs mitigated by infusing capital into Bank United or operating the bank at a lower capital ratio, but argue now that mitigation to pursue a wholesale strategy was too risky.

     The fact that the bank performed consistently with the projections in the business plans demonstrates that Bank United successfully pursued its intentions to build a retail franchise in the early years. Tr. 4497 (Bankhead). This is consistent with plaintiffs' testimony that they planned initially to develop the retail franchise. Plaintiffs' testimony that Bank United had a wholesale department and made some wholesale acquisitions between 1989 and 1992 is not inconsistent with the retail strategy outlined in the business plans. Using deposits from the retail acquisitions to acquire wholesale assets was consistent with a retail growth strategy. Tr. 4517 (Bankhead).

                                      XII

     During the damages window, the breach impacts did not prevent Bank United from successfully pursuing its forecasted business operations, including retail growth supplemented by wholesale purchases. Further, Bank United had the financial ability to increase its wholesale assets during the damages window but determined that appropriate wholesale purchases were not available.

     This is demonstrated by the fact that during significant periods of the damages window, instead of being constrained by the FIRREA-imposed capital ratio, Bank United operated from an underleveraged position and chose not to take full advantage of excess liquidity.

                                       A

     Two factors demonstrate that FIRREA did not prevent plaintiffs from pursuing any growth or investment strategy which they wanted Bank United to pursue. First, there is significant evidence that during the damages window, Bank United frequently operated from an underleveraged position and had difficulty deploying excess liquidity. Thus, even though Bank United had the ability to pursue more investments, including wholesale investments, than it actually did, there were frequently no assets in the market that satisfied its risk and yield criteria. Second, when profitable retail opportunities arose, Bank United pursued them even if it required borrowing or infusing capital (see
Part XII above), or operating at a lower-than-planned capital ratio.

                                       B

     Between 1989 and 1992, Bank United was often underleveraged, had excess liquidity, and could not find appropriate assets to purchase with excess cash, all as demonstrated by board-of-directors minutes, asset/liability management committee (ALCO) minutes and other contemporaneous documents.17 See DX 1159 (total cash received from covered assets and the RTC).

------------------------------

17 For examples-beyond those discussed in text - of instances when Bank United was underleveraged and had excess liquidity, see the board-minute summaries provided in DX 1167.

     Even though Bank United needed to deploy excess liquidity to maximize income, it was often unable to do so because there was a "lack of high quality assets" available in the market. JX 143 at BU143206-07 (balance sheet footings less than planned "due to the nonavailability of high quality assets in the market").

     The difficulty in finding high quality assets was exacerbated by Bank United's strict credit and performance standards. L. Ranieri testified that "one of the reasons that the bank was periodically underlevered was because it could not find assets...that met its investment criteria." Tr. 492 (L. Ranieri). Bank United "set very high objective standards for both credit and the yield that we want to obtain on the assets we buy." Tr. 618 (L. Ranieri). The aim of Hyperion Partners L.P. was to have an internal rate-of-return of 30 percent per year.18 Tr. 585-86 (L. Ranieri).

     The April 5, 1990, board meeting minutes confirm the difficulty Bank United had in locating assets and the fact that it would not reduce its credit standards:

     The Chairman added that the Corporation is being very careful in the acquisition of whole loan packages even though the corporation is currently underlevered. Mr. Thorn added that the Corporation has not relaxed its high credit standards and that a large number of prospective whole loan purchases which are reviewed are rejected.

JX 141 at 4.

     Except for the testimony of Bank United's managers, there is no evidence in the record supporting the proposition that Bank United would have lowered its credit or return

------------------------------

18 The venture capital internal rate-of-return (IRR) target of 30 percent per annum was not achieved. At the time Bank United went public, the annual IRR's had been approximately 24 to 25 percent. Tr. 586 (L. Ranieri).

requirements.19 These were excellent managers who negotiated Bank United through a difficult time for the thrift industry when many less well-managed thrifts failed.

     During this same period, Bank United was not constrained by the breaches in pursuing its retail strategy. Bank United pursued its goal of growing its retail base just as forecasted in its business plans. Bank United bid on "every [RTC] acquisition that came up in Houston or Dallas/Fort Worth, and some we won and some we lost but we bid on everything there was." Tr. 633-34 (L. Ranieri); see also Tr. 1393-94 (Nocella) (Bank United was "eager to bid on the sale of RTC deposit liabilities from failed thrifts in Texas"). L. Ranieri testified that he did go to the partners for additional capital after the breaches "where it was necessary to either protect the 200 [million dollar investment] or finish building the [retail] platform." Tr. 353. Although L. Ranieri also testified that he did not go back to the partners for capital to replace leverage lost as a result of the breach impacts because there were concerns about the ultimate survival of Bank United and he would consider it "throwing good money after bad," Tr. 357-58 (L. Ranieri), the plaintiffs' contemporaneous conduct is inconsistent with such concern.

     Shay testified that Bank United "constantly" considered calling additional capital to acquire institutions in the fall of 1989 and into 1990. Tr. 839
(Shay); DX 895 (internal memorandum listing banks that Bank United was interested in acquiring). Bank United bid upon large institutions that, had it won the bids, would have required infusions of between $50 and $100 million. Tr. 4704-05 (Bankhead) (explaining University Savings bid); see also Tr. 463 (L. Ranieri) ("If we made a bid, we would obviously honor the bid."); accord DX 881.

------------------------------

19 Bank United had the capacity to buy additional assets but would not reduce its credit standards and, thus, lost bids or was unable to find suitable assets to purchase. Tr. 4505 (Bankhead); see also JX 141.

                                       C

     Bank United's purchase of thrifts from the RTC added to the problem of excess liquidity (as a result of the acquired deposits). In May and June 1990, three thrifts were purchased through USAS, Ameriway Savings, Murray Savings and Metropolitan Savings. Initially, this precipitated a drop in Bank United's capital ratio, but a run-off of acquired deposits pushed the capital ratio back up. DX 1164. By December 1990, Bank United's capital ratio began to increase and the thrift had excess liquidity and was underleveraged. JX 226 at BU143518, BU143520; JX 227 at BU143549.

     At a September 1990 board meeting, approximately one year into the damages period, Nocella explained that the thrift continued to be plagued with excess liquidity. JX 224 at BU143477 (Bank United "had invested this excess liquidity in quality assets as prudently and quickly as the market would allow, but a large balance remained"); see also JX 225 at BU143500 (in October 1990, Nocella stated that "the biggest problem" facing Bank United was the "excess liquidity" created by the acquisition of the three thrifts). Even by March 1991, almost half way through the damages period, Bank United had not been able to deploy its excess cash. Nocella reported to the board that "earnings were $2 million under budget and this was caused by excess liquidity which was expected to have been invested two months earlier than it was." JX 229 at BU143582.

     Bank United's underleveraged position continued through May and July 1991. DX 778; see DX 988. L. Ranieri testified that if "appropriate" assets had been available, Bank United could have remedied its underleveraged position by leveraging its unused capital to borrow on the wholesale markets and purchase wholesale assets. Tr. 501 (L. Ranieri).


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


     In 1991, Bank United purchased three more thrifts from the RTC, BancPLUS Federal Savings on September 20, 1991; San Jacinto Savings on September 27, 1991; and the San Antonio branch of Victoria Savings on October 25, 1991, acquiring more than $2 billion in cash and expanding its retail franchise. JX 65 at BU139533. These acquisitions (and their resulting acquired deposits) required Bank United to deploy its excess cash through purchases of wholesale assets.

     As shown above, Bank United's operation during the damages window demonstrates that when a profitable retail opportunity arose, it was pursued. The fact that additional wholesale assets were not purchased even though Bank United had the capacity to acquire them, indicates that Bank United did not find any wholesale investments which met its criteria.

                                       D

     The evidence shows, and witnesses concede, that they pursued every retail opportunity available and would be willing to infuse money to guarantee the survival of Bank United, at least through retail purchases. On the other hand, management testified that infusing money to pursue the wholesale strategy, which according to one of the lost-profits models would result in hundreds of millions of dollars of foreseeable profits, was considered too risky. Tr. 357-58 (L. Ranieri). Further, even when there was capital or leverage available in the bank, so that it would not be necessary to turn to the partners, Bank United did not use it to purchase wholesale assets.

     The evidence also shows that Bank United was unable, for significant periods of time, to locate satisfactory wholesale assets. Further, there is no contemporaneous evidence that it ever lacked funds or leveraging ability to purchase assets that it did wish to pursue. Plaintiffs' assertion that the breach impacts prevented Bank United from using leverage capacity to


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


purchase wholesale assets for growth is undercut by the fact that Bank United declined to buy such assets with the excess cash it had.

                                      XIII

     Plaintiffs are entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA. The proven mitigation costs are those incurred in connection with the conversion of Bank United's subordinated debt into equity in 1990 and the issuance of preferred stock in 1992.

     The total amount plaintiffs claim for conversion of the subordinated debt is $4,884,283, comprised of $181,000 in legal fees, $1,693,283 in interest paid on a BONY bridge loan and $3,010,000 in additional interest paid on the Senior Notes. PX 301 at BU950522; PX 390; PX 718. We find that plaintiffs would not have incurred such added interest cost had defendant not breached. We conclude that plaintiffs are entitled to recover the total costs claimed for mitigating the subordinated-debt impact of the breach.

     The December 1992 issuance of 3,420,000 shares of noncumulative, preferred stock which raised $85.5 million of equity capital, JX 39 at 1, 15, caused Bank United to incur $2,992,500 in commissions; the bank incurred $950,000 in other expenses related to the issuance. JX 7 at 1 & n.3. See generally Bluebonnet Savings Bank v. United States, No. 00-5128, slip op. at 16-17 (Fed. Cir. Sept. 21, 2001). Thus, plaintiffs are entitled to recover a total of $3,942,500 in connection with this mitigation.

     Plaintiffs further mitigated throughout the damages window by various other infusions of capital into Bank United. See JX 39; DX 1017; DX 1240A. Plaintiffs would have been entitled to any proven costs incurred in connection with these mitigation infusions of capital and in connection with its aborted efforts to issue preferred stock in late 1989, but no evidence of costs related to such additional infusions and efforts was presented. Thus, there is no record on which to base an award for those mitigation activities.

     In sum, we conclude that plaintiffs are entitled to damages totaling $8,826,783 for the cost of mitigating the breach.

                                      XIV

     Based on the foregoing, plaintiffs are entitled to judgment in the amount of $8,826,783. Pursuant to RCFC 54(d), costs shall be awarded to plaintiffs ("the prevailing party").

     Notwithstanding plaintiffs' entitlements, entry of judgment shall be withheld pending notification from the parties concerning the precise entity or entities in whose favor judgment should be entered. In 1996 (subsequent to filing the complaint initiating this case), the two holding-company plaintiffs were consolidated and renamed "Bank United Corp.," and the name of the plaintiff bank was changed to "Bank United." (The designation of Hyperion Partners L.P. remained unchanged.) Pl. Br. (12/15/99) at 1, 13 n.2. See Bank United of Texas
v. United States, 49 Fed. Cl. 1, 2 n.l. Further, we note in the attachment to Defendant's Motion to Notify the Court of Subsequent Factual Developments filed on September 1, 2000 that Bank United Corp. was then engaged in a merger transaction with Washington Mutual, Inc., Def. Mot. (9/1/00), App. passim, and that "[u]pon consummation of the merger, the separate corporate existence of Bank United Corp. shall terminate," Def. Mot. (9/1/00), App. at 14.

     The parties are requested to confer concerning the precise names of the entities in whose favor judgment should be entered and to advise the court accordingly. Thereupon, judgment will be entered in favor of such designated entities.


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


     Based on the foregoing disposition, all currently outstanding, unresolved motions are DECLARED TO BE MOOT.


                                          /s/James T. Turner
                                          ------------------------------------
                                          James T. Turner
                                          Judge


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